As filed with the Securities and Exchange Commission on November 29, 2005.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Service Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Massachusetts	04-3430806
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

81 Main Street

Medway, MA 02053

(Address of Principal Executive Offices, Including Zip Code)

Service Bancorp, Inc. Amended and Restated 1999 Stock Option Plan

(Full Title of the Plan)

Pamela J. Montpelier	Copies to:
Service Bancorp, Inc.	Michelle L. Basil, Esq.
81 Main Street	Nutter, McClennen & Fish, LLP
Medway, MA 02053	155 Seaport Boulevard
(508) 520-1600	Boston, MA 02210-2604
(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)	(617) 439-2000

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value	59,506 shares	$27.50(2)	$1,636,415(2)	$175.10
(1)	This registration statement covers up to 59,506 shares of common stock that may be issued under the Service Bancorp, Inc. Amended and Restated 1999 Stock Option Plan. This registration statement also covers an indeterminate number of shares that may become issuable under the Plan as a result of a stock dividend, stock split, or other recapitalization.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended, based on the average of the high and low sale prices per share of the common stock as reported on the Over-the Counter Bulletin Board on November 25, 2005.

REGISTRATION OF ADDITIONAL SECURITIES

The Board of Directors of Service Bancorp, Inc, a Massachusetts corporation (the “Company”), adopted an amendment and restatement of the Company’s 1999 Stock Option Plan, which was approved by the Company’s stockholders at their annual meeting on October 28, 2003. The Company is filing this registration statement to register an additional 59,506 shares of common stock that may be issued under the Amended and Restated 1999 Stock Option Plan as a result of the amendment and restatement. Pursuant to General Instruction E to Form S-8, the contents of the Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on January 12, 2001 (File No. 333-53680) are incorporated by reference into this registration statement except to the extent supplemented, amended or superceded by the information set forth herein. Only those items of Form S-8 containing new information not contained in the earlier registration statement are presented herein.

Item 6. Indemnification of Directors and Officers

The Articles of Organization of the Company provide that a director or officer of the Company shall be indemnified by the Company to the fullest extent authorized by applicable law against any and all expenses, judgments, penalties, fines and amounts reasonably paid in settlement that are incurred by such director or officer in connection with any threatened, pending or completed proceeding, or claim, issue or matter therein, which such director or officer is, or is threatened to be made, a party to or participant in by reason of such director’s or officer’s status as a director or officer of the Company or a director, partner, trustee, officer, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person is or was serving at the request of the Company, unless such director or officer shall be finally adjudicated in such action, suit, proceeding or investigation not to have acted in good faith in the reasonable belief that his or her action was in the best interests of the Company.

The Articles of Organization of the Company and Massachusetts law also provide that the Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability, whether or not the Company has the power to indemnify such person against such liability under applicable law. The Company maintains directors’ and officers’ liability insurance for its directors and officers.

Finally, the Articles of Organization of the Company provide that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability, provided that the Articles of Organization do not eliminate or limit any liability of a director (i) for breach of such director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) with respect to any transaction from which the director derived an improper personal benefit, (iv) for voting to approve the loan of Company assets to Company officers or directors, unless such loan could reasonably be expected to benefit the Company, or (v) for voting to authorize a distribution to stockholders or a repurchase or redemption of common stock if such distribution, repurchase or redemption violates the Articles of Organization or renders the Company insolvent.

Item 8. Exhibits.

See the exhibit index immediately preceding the exhibits attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Medway, Commonwealth of Massachusetts, on November 29, 2005.

SERVICE BANCORP, INC.

By:	/s/ Pamela J. Montpelier
Pamela J. Montpelier President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Pamela J. Montpelier, Dana S. Philbrook, Michael K. Krebs and Michelle L. Basil, and each of them, with full power to act without the others, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Pamela J. Montpelier Pamela J. Montpelier	President and Chief Executive Officer (Principal Executive Officer)	November 29, 2005

/s/ Dana S. Philbrook Dana S. Philbrook	Chief Financial Officer (Principal Financial Officer)	November 29, 2005

/s/ Michael J. Sheehan Michael J. Sheehan	Director (Chairman of the Board)	November 29, 2005

/s/ Richard Giusti Richard Giusti	Director	November 29, 2005

/s/ John Hasenjaeger John Hasenjaeger	Director	November 29, 2005

/s/ Thomas R. Howie Thomas R. Howie	Director	November 29, 2005

/s/ Kenneth C.A. Isaacs Kenneth C.A. Isaacs	Director	November 29, 2005

/s/ Paul V. Kenney Paul V. Kenney	Director	November 29, 2005

/s/ Eugene R. Liscombe Eugene R. Liscombe	Director	November 29, 2005

/s/ Kelly A. Verdolino Kelly A. Verdolino	Director	November 29, 2005

/s/ James W. Murphy James W. Murphy	Director	November 29, 2005

/s/ Lawrence E. Novick Lawrence E. Novick	Director	November 29, 2005

/s/ Eugene G. Stone Eugene G. Stone	Director	November 29, 2005

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 5	Opinion of Nutter, McClennen & Fish, LLP.

Exhibit 23.1	Consent of Nutter, McClennen & Fish, LLP (contained in Exhibit 5).

Exhibit 23.2	Consent of Wolf & Company, P.C.

Exhibit 24	Power of Attorney (included on signature page).

Exhibit 99	Service Bancorp, Inc. Amended and Restated 1999 Stock Option Plan (incorporated by reference to the Company’s Definitive Proxy Statement filed under cover of Schedule 14A on October 10, 2003 (SEC File No. 000-24935)).